Exhibit 99.2
QUINN EMANUEL URQUHART OLIVER & HEDGES, LLP
51 Madison Avenue, 22nd Floor
New York, NY 10010
Telephone:  (212) 849-7000
Facsimile:  (212) 849-7100
Richard I. Werder, Jr.
Michael B. Carlinsky
Susheel Kirpalani
Robert S. Loigman

Proposed Special Counsel for the Debtors and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK
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In re:	: :	Chapter 11 Case No. 03-17949 (PCB)
SOLUTIA INC., et al., Debtors.	: : : :	(Jointly Administered)
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SOLUTIA INC., Plaintiff, v.	: : : : : :	Adversary Proceeding Case No. __-_____
CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS CREDIT PARTNERS L.P., DEUTSCHE BANK SECURITIES INC., and DEUTSCHE BANK TRUST COMPANY AMERICAS, Defendants.	: : : : : : :
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COMPLAINT
Plaintiff, Solutia Inc. (“Solutia”), as and for its Complaint against Citigroup Global Markets Inc. (“Citi”), Goldman Sachs Credit Partners L.P. (“Goldman”), Deutsche Bank Securities Inc., and Deutsche Bank Trust Company Americas (together, “Deutsche Bank,” and collectively, with Citi and Goldman, the “Commitment Parties”), states as follows:
PRELIMINARY STATEMENT
1. This is an action against three giants in the financing business who, despite their agreement to fund Solutia’s $2 billion exit financing package and hold it “on their balance sheets” if not syndicated, are now trying to put the risk of syndicating the facilities on Solutia.  Solutia specifically bargained for a firm commitment from Citi, Goldman, and Deutsche Bank whereby these three lenders expressly agreed to fund Solutia’s exit financing even if they could not syndicate the loans.  Given the depressed state of the syndication market – which had tumbled in the summer of 2007 – this firm commitment was the driving factor that led Solutia to lock itself into an exclusive financing package with the three banks.  The Commitment Parties, however, now cite a so-called “market MAC” provision in their commitment letter and assert that there has been a change in the markets that excuses them from funding.  Their reliance on this clause, which they downplayed from the outset, is utterly without basis in the midst of a tumultuous market that was not only foreseeable, but had long existed when they signed on to the firm commitment.  The banks should be held to the promise that they made, and for which Solutia agreed to pay handsomely, and fund Solutia’s exit from bankruptcy.
2. If the Commitment Parties can invoke the “market MAC” provision as an excuse for not funding, it is clear that they intended from the outset to rely on that “market MAC” clause to evade any funding obligation absent an upturn in the market and a successful syndication.  In that event, the Commitment Parties always intended the firm commitment reflected in the commitment letter to be no more than a “best efforts” obligation.  Their  representations that (a) absent successful syndication, they would take the loans on their own books, and (b) the “market MAC” provision was no more than never-used boilerplate dictated by bank policy, were simply fraudulent statements made by the Commitment Parties to induce Solutia to engage them for the exit financing.  The Commitment Parties should then be held to account for that fraudulent conduct – which impacts the company, its employees, its 20,000 retirees, its creditors, and other parties in interest – by paying compensatory and punitive damages to Solutia.
3. Solutia has been in bankruptcy for over four years, leading up to the fifth amended plan of reorganization that Solutia filed in October 2007 to enable a successful emergence from chapter 11.  The plan, if consummated, will be a true success story.  The lengthy bankruptcy has been burdened by multiple extensive litigations and complex financial and environmental issues.   The company’s business having now been successfully turned around, the consensual plan will conclude these years of bankruptcy while, among other things:

•	preserving and funding retiree medical benefits for thousands of retirees;

•	preserving the pension plan without the need for a government bail out;

•	ensuring that all environmental obligations will be met; and

•	ensuring that any tort claimant harmed by historical products will not be adversely impacted by the bankruptcy.

4. The Commitment Parties’ conduct, however, jeopardizes the long-anticipated consummation of the plan.  The plan’s feasibility hinged on Solutia’s ability to obtain sufficient exit financing to replace existing loans, to make distributions to creditors, and to enable the company to operate successfully on a going-forward basis.  On October 25, 2007, the Commitment Parties executed a firm commitment (the “Commitment Letter”) to fund a $2 billion long-term exit financing package for Solutia.  The substantial, custom credit facilities and arrangements were specifically tailored to facilitate Solutia’s prompt emergence from its chapter 11 bankruptcy case and those of its affiliates.  On November 20, 2007, this Court approved the exit financing package.  Nine days later, in reliance on the Commitment Parties’ firm lending commitment, the Court found the plan to be feasible and confirmed the plan.
5. The Commitment Parties attended the court hearings to approve both the Commitment Letter and the plan, but never once suggested that the financing might not close.  Shortly after plan confirmation, they told Solutia that syndicating in January would be better for the company than syndicating the financing earlier – that it could provide “only upside.”  Suddenly, however, the Commitment Parties have changed their approach, acting as if they never said or did those things.  Notwithstanding the firm commitment reflected in the Commitment Letter – an old-fashioned “take it to the bank” promise for which Solutia agreed to pay an enhanced fee – the Commitment Parties now seek to treat their loan commitment as nothing more than an option.  Having purportedly encountered difficulties syndicating the full amount of the financing to other financial institutions (a process that is under the direction of, and wholly controlled by, the Commitment Parties), the Commitment Parties have declared that they are not prepared to fund the exit financing package despite the satisfaction of all conditions for funding.  The Commitment Parties’ refusal to proceed to closing is a direct and willful breach of their obligations under the Commitment Letter.
6. The Commitment Parties’ assertion that they are not obligated to close on the financing directly contravenes the Commitment Letter’s express provision that completion of syndication is not a condition to their funding commitments, and that the exit financing package would be available to Solutia regardless of whether the Commitment Parties could successfully syndicate the exit financing prior to the time funding was needed to enable Solutia to exit from bankruptcy.  Indeed, the Commitment Parties expressly contemplated that syndication would continue well after the funding of the exit financing and need not ever be completed.
7. The Commitment Parties seek to excuse their failure to fulfill their firm contractual commitment by asserting that there has been an adverse change in the credit and syndication markets since October 25, 2007 that materially impairs their ability to syndicate the exit financing package.  The Commitment Parties rely on this assertion even though:  (a) there has been no material adverse change to Solutia’s business, operations, properties, prospects, or financial condition; (b)  there is no information about Solutia now available that is inconsistent with information known and disclosed at  the time the Commitment Parties entered into the Commitment Letter; and (c) there has been no adverse change since the execution of the Commitment Letter in the loan syndication, financial, or capital markets – much less a change that could reasonably be said to materially impair syndication of the exit financing.  Notably, the Commitment Parties have never suggested to Solutia, nor could they possibly, that the credit risk on the exit financing has in any way increased; it clearly has not.
8. In light of the struggling state of the credit and syndication markets from the summer of 2007 onward – problems that are widely recognized and that the Commitment Parties themselves have acknowledged – the Commitment Parties’ recent invocation of the “adverse change” provision is particularly without factual or legal basis.  Even before the Commitment Letter was executed, the Commitment Parties accepted the fact that they might not be able to syndicate much of the exit financing before they were required to fund Solutia’s exit from bankruptcy under the terms of the Commitment Letter.
9. The Commitment Parties’ refusal to comply with their obligations under the Commitment Letter will have potentially devastating consequences for Solutia and its creditors, retirees, employees, and shareholders.  Specifically, without the exit financing, Solutia’s confirmed plan of reorganization and its global settlement with Monsanto – the fruits of four years of complex restructuring efforts – may not be consummated, and all of the key stakeholders in Solutia’s bankruptcy case, including noteholders, trade creditors, shareholders, and 20,000 retirees will have contemplated distributions delayed further and  threatened altogether.  Additionally, the commitment made by certain creditors to backstop Solutia’s $250 million new equity rights offering expires on February 28, 2008 if Solutia has not emerged from bankruptcy by that deadline.  Solutia not only stands to lose this valuable commitment, but would be forced to return to creditors funds deposited pursuant to the equity rights offering.  Further, Solutia’s current source of working capital – i.e., its debtor-in-possession financing – matures on March 31, 2008 and must be repaid in full at that time.  These are only a few of the adverse effects that will be suffered in the absence of the Exit Financing.  Simply put, without the exit financing, the Debtors potentially will be left to start from scratch on a bankruptcy plan that took four years and myriad integrated compromises to achieve.
10. Because the Commitment Parties’ refusal to heed their firm commitment to provide the specified exit financing is without justification, specific performance of the contract should be awarded and the Commitment Parties should be ordered immediately, and in no event later than the equity rights offering deadline of February 28, to fulfill their funding commitments under the Commitment Letter.  In the alternative, if the Commitment Parties are permitted to use the Market MAC Provision to avoid their funding obligation – an option they secretly intended to provide themselves from the outset – the Commitment Parties should be held accountable for fraudulently inducing Solutia to engage them as the exclusive arrangers of the Exit Financing.
THE PARTIES
11. On December 17, 2003, Solutia, a Delaware corporation and its affiliated debtors in possession (with Solutia, the “Debtors”), filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Debtors continue to operate their business and manage their affairs as debtors in possession pursuant to §§ 1107 and 1108 of the Bankruptcy Code.
12. Upon information and belief, defendant Citi is a New York corporation and a brokerage firm and investment bank with its principal place of business in New York, New York.  Citi was ranked third in market share and number of issues and second in total proceeds in the domestic loan syndication market for 2007.
13. Upon information and belief, defendant Goldman is a New York limited partnership and a brokerage firm and investment bank with its principal place of business in New York, New York.  Goldman was ranked eighth in market share and number of issues and fourth in total proceeds in the domestic loan syndication market for 2007.
14. Upon information and belief, Deutsche Bank Securities Inc. is a Delaware corporation and a brokerage firm and investment bank with its principal place of business in New York, New York.
15. Upon information and belief, defendant Deutsche Bank Trust Company Americas is a New York State-chartered bank with its principal place of business in New York, New York.  Deutsche Bank was ranked eleventh in market share and number of issues and sixth in total proceeds in the domestic loan syndication market for 2007.
JURISDICTION AND VENUE
16. This Court has subject matter jurisdiction over this adversary proceeding pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.  This proceeding is a core proceeding under 28 U.S.C. § 157(b) arising in a case under title 11 of the United States Code, 11 U.S.C. §§ 101-1532.
17. In its order approving the Debtor’s entry into the Commitment Letter, this Court stated that it “shall retain jurisdiction with respect to any matters, claims, rights or disputes arising from or related to the implementation of this [o]rder.”  Further, this Court’s jurisdiction is proper given the equitable nature of this proceeding and that each of the parties to the Commitment Letter “irrevocably waive[d] all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement [t]hereof.”
FACTUAL ALLEGATIONS
A.            Solutia and the Commitment Parties Enter into the Commitment Letter
18. On October 15, 2007, Solutia filed its Fifth Amended Joint Plan of Reorganization (the “Plan”) seeking to resolve outstanding claims against and equity interests in the Debtors and facilitate their emergence from chapter 11.  A key component of Solutia’s ability to confirm the Plan was the procurement of an exit credit facility that would fund distributions under the plan, replace Solutia’s debtor-in-possession credit facility, and provide Solutia with working capital to operate its business going forward.  As a condition precedent to confirmation by this Court, the Plan provided that Solutia shall have received the Commitment Letter.
19. After an extensive marketing effort conducted by Solutia’s financial advisor and investment banker, Rothschild, Inc. (“Rothschild”), and preparation and distribution of a confidential information package in a very difficult credit market, Solutia initially sought proposals for exit financing over the summer of 2007.  Due in part to the difficulties in obtaining firm funding commitments amidst the credit crisis, Solutia postponed its contemplated emergence until later that year.
20. In September 2007, Rothschild re-started its extensive marketing effort, contacting 12 leading financial institutions, and entered into negotiations with each of the Commitment Parties.  Following several weeks of negotiations, on October 25, 2007, Solutia entered into the binding Commitment Letter (which incorporates Exhibits A through E thereof) with the Commitment Parties pursuant to which the Commitment Parties committed to provide a carefully structured and fully negotiated package of exit financing to Solutia on terms that reflected the market conditions.  Under the Commitment Letter, the Commitment Parties severally committed to provide funding for the ABL Facility, the Term Loan Facility, and the Bridge Facility.
21. Specifically, in the Commitment Letter, the Commitment Parties firmly committed to fund, in the aggregate, $2 billion of secured credit facilities consisting of three severable tranches:  (1) a senior secured asset-based revolving credit facility in an aggregate principal amount of $400 million (the “ABL Facility”); (2) a senior secured term loan facility in an aggregate principal amount of $1.2 billion (the “Term Loan Facility,” and with the ABL Facility, the “Senior Secured Facilities”); and (3) in certain separate instances, a senior unsecured bridge facility in an aggregate principal amount of $400 million (the “Bridge Facility,” and with the Senior Secured Facilities, the “Exit Financing”).  This package of funding was carefully structured and negotiated, in the midst of the credit crisis that began in the summer of 2007 and had continued through the fall, to meet the specific needs of  Solutia and to permit expeditious resolution of the Debtors’ bankruptcy cases.

The Commitment Parties’ Obligation to Fund Was Not Contingent on Successful Syndication

22. The Commitment Letter contemplated that the Commitment Parties would seek to syndicate all or a portion of their commitments in connection with the Senior Secured Facilities – but not the Bridge Facility – to one or more financial institutions.   The Commitment Letter expressly provided, however, that completion of such syndications was not a condition to the Commitment Parties’ funding commitments.  Indeed, it was the Commitment Parties’ express contemplation that syndication would continue well after the funding of the Exit Financing.
23. With respect to this issue, the Commitment Letter expressly provided:

the Commitment Parties agree that completion of such syndications is not a condition to their commitments hereunder or the initial funding under the [Exit Financing] and each Commitment Party further agrees that . . . such Commitment Party shall not be released from its commitment hereunder in connection with such syndications to any Lender until such Lender shall have entered into the applicable Facilities Documentation and funded the portion of the applicable Facilities required to be funded by it on the Closing Date, and each of the Commitment Parties hereby severally and not jointly agrees that upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Commitment Letter and the other conditions set forth in the Term Sheets and the “Summary of Additional Conditions Precedent” set forth in Exhibit E hereto, it will be prepared to execute definitive documentation acceptable to it and close and fund its pro rata portion of the Facilities prior to the completion of the syndication of the Facilities.

24. Upon executing and entering into the Commitment Letter, the Commitment Parties represented that they were able and willing to fund the Exit Financing, irrespective of their ability to syndicate the Senior Secured Facilities.  The Commitment Letter further provides for the Commitment Parties to have complete and total discretion and control of their syndication process.  The Commitment Parties may choose freely to syndicate or hold for their own book any portion of the Senior Secured Facilities.
25. When the Commitment Letter was being negotiated, the Commitment Parties initially sought the inclusion of a common provision requiring them to use their “best efforts” to syndicate the Exit Financing.  With such a provision, the Commitment Parties could refuse to fund the Exit Financing if they were unsuccessful in completing syndication.  Because that approach was unacceptable to Solutia, the Commitment Letter was structured, as set forth above, as a firm commitment not contingent on syndication.  To obtain the benefit of this firm commitment, Solutia agreed to pay an enhanced fee.
26. While making clear that the Exit Financing is not contingent on the Commitment Parties’ ability to syndicate the financing, the Commitment Letter provides that the commitments thereunder are subject to “the absence of any adverse change since the date of [the] Commitment Letter in the loan syndication, financial or capital markets generally that, in the reasonable judgment of such Commitment Party, materially impairs syndication” of the Exit Financing (the “Market MAC Provision”).  As a Citi director explained to James Sullivan, Solutia’s chief financial officer, and James Tichenor, Solutia’s assistant treasurer, on September 26, 2007, Citi required that the Market MAC Provision be included in the Commitment Letter to comply with old-line “bank policy.”  Citi explained that the provision had commonly been used in the years 1998 through 2005, following the Russian rouble crisis of August 1998.  Citi brought back the provision as the result of the “crunch” suffered by the credit markets during the summer of 2007.  The Citi director minimized the significance of the Market MAC Provision to Sullivan, as well as to Solutia’s financial advisors at Rothschild, representing that Citi had never “called” a Market MAC – i.e., it had never refused to fund a loan on the basis of an asserted adverse change in the market – and creating the impression that the provision was nothing more than Citi’s recycled boilerplate.
The Fully Underwritten Commitments Are Publicly Announced
27. In the days following execution of the Commitment Letter, on October 30, 2007, Solutia issued a press release touting its receipt of “Fully Underwritten Commitments for $2 Billion Exit Financing Package.”  After acknowledging “the recent turbulence in the debt capital markets,” the press release explained the company’s success in obtaining “fully underwritten” commitments.  Each of the Commitment Parties reviewed and approved the press release before it was issued to the public, and Solutia incorporated all of the Commitment Parties’ limited comments.
28. Similarly, on November 2, 2007, Solutia filed an SEC Form 8-K indicating that it had “received fully underwritten commitments for $2.0 billion of exit financing.” As with the press release, the Commitment Parties were provided with the text of the 8-K statement before it was filed and never objected to its wording.
B.            The Commitment Letter was Executed in the Midst of a “Horrible” Credit Market, and Its Terms Reflect Market Conditions
29. Since at least July 2007 – months before negotiation and execution of the Commitment Letter – the credit and financing markets have been experiencing substantial difficulties, marked by uncertainty and volatility.  While far from an opportune time to be a debtor in possession in need of exit financing, Solutia was able to negotiate the Exit Financing and tailor it to both the current state of market affairs and Solutia’s temporal need to exit from chapter 11.  Parties proximate to the situation were aware of the considerable price of such financing, but in light of the market conditions, were nevertheless pleased and comforted to have reached a fully committed agreement.  As the Debtors’ counsel explained at the Bankruptcy Court hearing to consider approval of the Commitment Letter, “We got this commitment agreement done in a very difficult credit market and it took an incredible amount of hard work, focus, drive, determination, perseverance.”  Counsel for the Official Committee of Unsecured Creditors added, “While it is expensive financing, I don’t think that given the credit markets and the current disarray in the credit markets, there could have been a reasonable expectation that the financing was going to be done on a cheaper basis.”
30. Reflecting the adverse market conditions when the Exit Financing was negotiated,  several potential alternative financing sources – including some of the country’s largest banks and the most significant market participants – declined to even provide Rothschild with proposals for committed funding due to their belief that the Exit Financing would not “clear the market.”

The Commitment Parties Were Battered by the Credit Crisis Commencing in the Summer of 2007

31. It is hardly surprising that all potential financing sources questioned the ability to fully syndicate the Exit Financing.  By October 2007, the credit markets were in disarray, and the leaders of the leveraged loan market – including Citi – were suffering staggering losses from the contraction of the credit markets.  In its SEC Form 10-Q filing for the third quarter of 2007, for example, Citigroup Inc. (Citi’s ultimate parent) reported that “[d]uring the third quarter of 2007, Citigroup recognized approximately $636 million in credit trading losses due to significant market volatility and the disruption of historical pricing relationships.”  With respect to highly leveraged financing commitments, Citigroup reported:

Due to the dislocation of the credit markets during the quarter, liquidity in the market for highly-leveraged financings has declined significantly. Consequently, Citigroup has been unable to sell a number of highly-leveraged financings that it entered into during the quarter, resulting in total exposure of $57 billion as of September 30, 2007 ($19 billion for funded and $38 billion for unfunded commitments). The reduction in liquidity has resulted in Citigroup's recognizing total losses on such products during the quarter of $1.4 billion pre-tax of which $552 million is on funded highly-leveraged loans and $800 million on unfunded highly-leveraged financing commitments.

Indeed, in the weeks after Citi executed the Commitment Letter, Citigroup’s CEO resigned as the result of the massive losses being suffered by Citigroup, stemming back to at least the summer of 2007.
32. In its third quarter 2007 Form 10-Q, Goldman Sachs Group similarly warned that “the mortgage and corporate credit markets were characterized by significantly wider spreads and reduced levels of liquidity” during the quarter.  And the liquidity crisis was hardly a new development for Goldman Sachs.  In July and August 2007, Goldman Sachs was forced to deal with the turmoil when one of its biggest hedge funds plunged in value due to the credit market meltdown.  Goldman Sachs responded at that time by bailing out the fund with a $3 billion injection.
33. Deutsche Bank AG also suffered from the ailing credit market in the period leading up to the Commitment Letter.  On September 19, 2007, a full month before the Commitment Letter was executed, Reuters reported that “[t]he liquidity crisis that sent shockwaves through the international financial system will also hurt third-quarter profits at Deutsche Bank, one of the largest players in the global debt market.”  As the report made clear, inability to syndicate loans was one of Deutsche Bank’s greatest problems:  “Chief Executive Joseph Ackermann said late on Wednesday that he also expected to have to correct the bank’s valuations for its 29 billion euros in unsyndicated loans over the next nine months.”

All Market Indicators Pointed to a Severe Credit Crunch Commencing in the Summer of 2007 and Continuing Thereafter

34. The crisis in the credit markets commenced in the summer of 2007, a fact that is now widely acknowledged and well documented.  As one major bank pointed out in a presentation to Solutia, for example, between late-June and mid-August 2007, 17 high-yield issues – equal to $8.5 billion of bonds – were postponed or pulled completely.  In its own presentation of July 26, 2007, Citi explained the state of the bond market by describing (and depicting in graphic pictures) twin “storm centers” – aggressive lending to subprime borrowers and aggressive lending for leveraged buyouts – which had created a market that was “jittery about more failures.”
35. In a presentation of July 30, 2007, Goldman reiterated the struggling state of the credit market.  Among multiple other indicators of market distress, Goldman pointed out:

•	“Over the course of the last month, the loan market has experienced unprecedented volatility both in new issue and secondary markets – with the most dramatic moves coming in the past week.”

•	Market conditions had “significantly hindered arrangers’ abilities to syndicate new deals.”

•
“LCDX – which has developed into the leading indicator by which to measure the overall health of the loan market since its debut in May – followed a similar trajectory, reaching an all-time low this past Friday of 91.35.”

With respect to the market for leveraged loans, Goldman warned that “[t]he market will require time to work through the calendar and drive back towards some sense of equilibrium.”
36. Indeed, the North American Loan Credit Default Swap Index (LCDX) identified by Goldman in its presentation, an index used for monitoring leveraged loan prices, reflected a dramatic decline in the leveraged loan market in July 2007.  On the eve of the summer’s credit crisis, in May 2007, the index was hovering just over 100, or approximately par for leveraged loans.  Following a precipitous fall from mid-June to mid-July, the index bottomed out with a daily closing price of 92.1, correlating to a substantial drop in the price of leveraged loans.  Since that time, the index has remained depressed, but has not dipped below the July 2007 level.  As of January 29, 2008, the LCDX was at 93.2.
37. The market crisis had hardly subsided by October 2007.  Just days before the Commitment Letter was executed, the Institute of International Finance (“IIF”), the world’s top banking lobby of which all Defendants are members, stated that the world’s banks took responsibility for the current market troubles.  So strong was this sentiment that William Rhodes, senior vice chairman of Citigroup (and vice-chairman of the IIF), stated, “Nobody at this table or at the board [of the IIF] is pointing fingers at regulators or ratings agencies[.]  This is our responsibility.”  Josef Ackermann, Deutsche Bank’s chief executive, echoed this sentiment by asserting that “in general . . . we welcome market initiatives aimed at accelerating the restoration of confidence and liquidity in credit markets.”

The Commitment Parties Acknowledged the Credit Crisis Directly to Solutia, and the Commitment Letter Was Structured in Light of the Crisis

38. The Commitment Parties’ acknowledgments of the market conditions prior to execution of the Commitment Letter were not limited to publicly issued statements.  Indeed, the Commitment Parties’ directly advised Solutia and its advisors of the severely depressed syndication market well before committing to the Exit Financing.  On August 1, 2007, in a customized market update presentation designed for Solutia, Citi explained that the challenges of the summer's credit crisis were likely to continue for the foreseeable future:  “a sizeable forward calendar will stand in the way of a significant market recovery in the next 6 to 12 months:  $222 billion leveraged loans, $60 billion high yield visible.”  During that update, Citi expressed interest in continuing its debtor-in-possession financing role as “lead” bank in the context of an exit package, but advised Solutia that it should plan for a 2008 distribution of the loan when timing would be better.  Knowing full well that Solutia could not take the risk of syndication given the market’s volatility as described, a Citi managing director explained that Citi, along with a “club” of other banks, would “use its balance sheet” to fund the exit loans.  Citi explained that organizing a “club” of banks was necessary because “no one bank” could take on an exit loan of that size.
39. As Rothschild's search for exit financing continued after Labor Day, the Company’s financial advisor sought an informal meeting with Citi representatives to better understand Citi’s view on what it would take to obtain a firm exit commitment in these difficult market conditions.  In September 2007, two Citi representatives (a managing director and a director) had lunch with Todd Snyder and Jared Dermont of Rothschild in midtown Manhattan.  At that lunch, Citi’s executives explained that, given then-current market conditions, Citi would not be able to syndicate the anticipated facilities.  Accordingly, they explained that Citi would need sufficient flex terms on the price such that Citi would be willing to carry the loans on its own books.  In other words, Citi was bargaining for an attractive enough price for the Exit Financing that it could fund and hold the loans on its balance sheet, as was foreseeable at the time, since it expected that syndication would not be possible during the time period in which Solutia would require funding to exit from bankruptcy.
40. In recognition of this turbulent environment, the parties to the Commitment Letter expressly provided the Commitment Parties with considerable flexibility in syndicating the Senior Secured Facilities.  The parties to the Commitment Letter contemporaneously entered into the October 25, 2007 “Fee Letter” (the “Fee Letter”), which allowed the Commitment Parties, without Solutia’s consent, to alter certain terms of the Senior Secured Facilities (such as the interest rate on the Term Loan Facility and the ABL Facility) to facilitate higher syndication levels for those facilities (the “Flex Provisions”).  The Flex Provisions continue in effect until completion of what the Fee Letter defines as a “Successful Syndication” – i.e., when the Commitment Parties hold none of the Term Loan Facility and no more than $187.5 million of  the ABL Facility.
41. The parties also recognized the effect of then-existing credit market conditions on Solutia’s ability to issue and market unsecured notes.  Solutia required funding beyond the Senior Secured Facilities in the event it was unable to successfully issue $400 million in senior notes (the “Senior Notes”) by the Exit Financing’s closing date.  Pursuant to the Commitment Letter, the Commitment Parties committed to fund the Bridge Facility which guaranteed that Solutia would have the capital it deemed necessary.  The parties never contemplated syndication of the Bridge Facility.
C.            The Plan Is Approved and the Commitment Parties Push Off Syndication
42. Even after executing the Commitment Letter, but before Court approval, the Commitment Parties continued to assert to Solutia that market conditions were not conducive to syndication of the Exit Financing.  On November 19, for example, two Citi directors and an associate met with Solutia’s president, Jeffry Quinn, Sullivan, and Tichenor at Citi’s offices.  At that meeting, Citi’s representatives stated that the syndication market was “horrible.”
43. The very next day, November 20, 2007, having procured a funding commitment for its Exit Financing, Solutia sought the Bankruptcy Court’s approval to enter into the Commitment Letter (the “Exit Financing Hearing”).  Counsel for the Commitment Parties was present at the Exit Financing Hearing and asserted no objection to the Exit Financing going forward.  Notwithstanding their view that market conditions were “horrible,” the Commitment Parties made no suggestion at the hearing that they would ever decline to fund the Exit Financing.
44. The Bankruptcy Court approved the Exit Financing and the Debtors’ entry into the Commitment Letter.  Pursuant to the Bankruptcy Court’s approval, the commitments in the Commitment Letter terminate on February 29, 2008 if the Exit Financing has not gone effective.
45. On November 29, 2007, wielding commitments for the Exit Financing – a condition precedent and the cornerstone of Solutia’s Plan – Solutia sought the Bankruptcy Court’s confirmation of the Plan (the “Confirmation Hearing”).  Deeming the Plan feasible, the Bankruptcy Court confirmed the Plan based in large part upon statements from Solutia’s counsel attesting to the import of the commitments for the Exit Financing.  Counsel for the Commitment Parties was present at the Confirmation Hearing and asserted no objection.  Once again, the Commitment Parties gave no indication at the hearing that the acknowledged poor state of the syndication market had any bearing on their firm commitments to fund the Exit Financing.
The Commitment Parties Further Delay Syndication
46. Upon the Plan’s confirmation, Solutia had taken all steps necessary to permit the Commitment Parties (equipped with the Flex Provisions, among other things) to commence syndication of the Senior Secured Facilities.  However, rather than proceed with their syndication efforts, in exercising their control over the syndication process, the Commitment Parties chose to delay their syndication efforts until January.  During the resulting delay period, Citi’s failure to pre-sell the deal surprised even the other Commitment Parties.  A Deutsche Bank director, for example, advised Solutia’s Tichenor that he was surprised by the absence of pre-selling.  A Goldman managing director also expressed concern to Sullivan about the lack of Citi’s pre-marketing efforts in the months of December.
47. Toward the end of 2007, the Commitment Parties advised Solutia that, based in part upon feedback received from a potential investor interested in participating at Flex Provision prices, Solutia would have “only upside” in waiting until January 2008 to consummate the Exit Financing and that it was in Solutia’s interest not to implement (and thereby test the effect of) the Flex Provisions to close the financing in December.  At the time of this advice, not only were the Commitment Parties choosing to withhold implementation of the Flex Provisions, they were not actively pursuing syndication with various interested investors.  Indeed, in late December, Citi learned of substantial interest in the syndication from one of the market’s largest participants, yet chose not to pursue any syndication efforts at that time.  Relying on the Commitment Parties’ advice as to timing of the syndication, and given their exclusive control over that process, Solutia did not interfere with their judgment on how or when to syndicate the Exit Financing.
48. Throughout December 2007, the Commitment Parties saw no urgency and did not advise Solutia of any concerns they might have harbored for any effect that a delay in syndication might have upon consummation of the Exit Financing.  Until late in January 2008, the Commitment Parties did not indicate that there had been any change, let alone an adverse change, in the syndication market that they had long recognized as depressed.  Indeed, suggesting that the market had, if anything, actually improved since its September meeting with Rothschild, Citi represented to Solutia an ability to “clear the whole deal,” and expressed its intent to close any subsequent syndication at “higher price[s]” to “protect early investors” if need be (i.e., in the event that the market for the Exit Financing traded down).  In early January, Citi even reached an agreement with a major market participant to purchase more than 10% of the loans being syndicated.  In that agreement, Citi expressly recognized and foresaw that syndication of more than half of the Exit Financing might not be possible, and it provided the purchaser with certain guarantees relating to any later syndications of portions not successfully syndicated initially.
49. In early January 2008, recognizing the importance to Solutia of funding the Exit Financing on or before January 25, a Citi director expressly stated to Solutia’s Sullivan and Tichenor that “we will close on the 25th.”  Citi acknowledged that Solutia could force the Commitment Parties to fund on January 29 – 20 days after completion of the offering materials – but made it clear that the company would not have to do so.

The Commitment Parties Adopt an Excessive Floor Syndication Price

50.   From January 9 through January 17, 2008, the Commitment Parties’ finally conducted a road show seeking to market the syndication.  Given the continued troubles in the credit market – which stretched back to the summer of 2007 – the Commitment Parties knew that they would be unable to syndicate the Senior Secured Facilities at prices they would find desirable.  The Commitment Parties had ample room, given the Flex Provisions, to syndicate at prices that could interest the market, but they remained inflexible throughout the road show with respect to pricing.  Rather than consider pricing at levels acceptable to the market, the Commitment Parties (led by Citi) chose to play a game of “chicken” with the market.  Citi made it clear to potential investors that if it did not get the pricing it desired, it would simply take the loans on its own books.
51. Citi was not shy about its tactics.  At a January 17 “one-on-one” meeting in Chicago’s Metropolitan Club with two major market participants, a Citi director boldly stated to the potential investors that Solutia’s Exit Financing was “good paper,” and that Citi would sooner “take it on its books” than be flexible with the asking price.  Citi’s representatives explained to Solutia that Citi was using such tactics to “change market dynamics” and “reeducate” the market; Citi was attempting to force market participants to accept higher prices or risk losing any chance to participate in the Facilities.
52. In so doing, Citi was favoring its own interests, and those of the other Commitment Parties, over those of Solutia and the syndication process.  As Citi indicated, it was trying to “reeducate” the market on that front.  Citi’s goal during the road show was, in essence, to “manage the market up,” not to complete the syndication of Solutia’s Exit Financing and enable Solutia to emerge from chapter 11.
53. Citi’s approach to marketing the syndication even included purposeful avoidance of potential investors that had expressed clear and serious interest in participating in the Exit Financing.  As recently as January 31, 2008, for example, the representative of a major investment bank stated to a Citi director that although Citi had agreed to give the bank a look on Solutia’s bank debt, and that the potential investor remained very interested and very positive on the credit, Citi had not given the bank a single call about the Exit Financing.
54. Solutia received another request for information regarding investing in the Exit Financing from an existing lender to Flexsys, a Solutia subsidiary.  On January 18, 2008, a representative of that lender sent an e-mail to the company stating that it was “very interested” in studying the Exit Financing investment opportunity, particularly given its status as a long time Flexsys lender.  Solutia forwarded this request to Citi, yet Citi chose to ignore this indication of interest notwithstanding Solutia’s prodding.
55. Similarly, in December, one of the largest market participants expressed serious interest in purchasing a substantial portion of the Exit Financing.  On December 21, Solutia’s Tichenor sent an e-mail to a Citi director indicating this interest.  The director responded by disclosing his disinterest in working with that investor, noting that he did not think the investor was “needed” for the syndication.  The same institution attended a bank meeting on January 7, 2008, and contacted Tichenor again on January 24 to indicate its serious interest in acquiring a large portion of the Exit Financing.  On January 25, Tichenor again advised Citi of the investor’s interest; again, Citi made no effort to contact or pursue a syndication transaction with that investor.
56. In failing to contact obvious and interested investors, Citi clearly was not undertaking vigorous marketing of syndication.  Instead, it was limiting its efforts to attempts to strong-arm investors into purchasing interests at prices dictated by Citi that, while potentially benefiting Citi’s vast inventory of leveraged loans, prevented a Successful Syndication of the Solutia facilities.  By the end of the road show, it was apparent that the Exit Financing would not be fully syndicated at the price levels that Citi attempted to force on the market.
57. Citi’s failure to assiduously market the syndication of the Exit Financing is all the more egregious in light of similar exit financing deals successfully closed in the same markets.  On February 1, 2008, less than two weeks after the Commitment Parties first indicated their intent not to perform under the Commitment Letter, Dana Corp. successfully emerged from its chapter 11 bankruptcy case, having received funding for its $2 billion exit financing facility.  Significantly, Citi was the lead arranger in connection with the Dana Corp. exit financing for which, reportedly, Citi successfully syndicated a majority of the term loan facility in the very same loan syndication market which it now asserts is a valid basis for invoking the Market MAC Provision.

D.            Rather Than Take the Loans “On Their Books,” as They Were Obligated to Do and Repeatedly Said They Would Do, the Commitment Parties
Breach Their Obligation to Fund

58. On the night of January 20, 2008, just after completion of the road show, representatives of Citi (including two managing directors and two directors) participated in a conference call with representatives of Solutia (including Quinn, Sullivan, and Tichenor) to discuss the Exit Financing that was scheduled to close and fund on January 25, 2008.  During the course of the call, the Commitment Parties, for the first time, cited the Market MAC Provision, stating that they would refuse to close and fund on January 25 if requested to do so.  On January 22, 2008, representatives of Solutia met with representatives of the Commitment Parties directly, at which meeting the Commitment Parties, through one of the Citi managing directors, reiterated their reliance on the Market MAC Provision and their refusal to fund.
59. During the call, in the subsequent meeting, and thereafter, the Commitment Parties asserted that an adverse change in the syndication market was evidenced by the inability to syndicate the Exit Financing.  They pointed out that Solutia was a strong company with a reasonable leverage ratio.  The Commitment Parties failed to acknowledge, however, that their inability to syndicate the Exit Financing was not tied to any change in market conditions.  Nor did they acknowledge that syndication might have been completed had they been more flexible with price levels during the road show.  The Commitment Parties’ push to extract the highest prices from the market – to force investors to pay higher prices by threatening to take the loans on their own books – resulted in an incomplete syndication.
60. Having finished their game of chicken with the market, and thus facing the real prospect of holding the loans on their own books (as they repeatedly said they would do), the Commitment Parties decided that Solutia, and not the Commitment Parties, should suffer from their marketing strategy.  Notwithstanding their multiple representations, to Solutia and to the market, that they would take the loans on their own book, the Commitment Parties never had any intention of acting as real banks, lending the money, and keeping the loans on their books.  To avoid this outcome, they concocted the notion of an adverse change in the market.
61. Two days after the follow-up meeting, on January 24, 2008, counsel to Solutia sent a letter to counsel for the Commitment Parties that expressed Solutia’s disagreement with the Commitment Parties’ assertion that the Market MAC Provision had not been satisfied and stressed the irreparable harm to Solutia if the Commitment Parties did not fulfill their obligations under the Commitment Letter.
62. On January 29, 2008, Solutia sent a letter to the Commitment Parties establishing February 6, 2008 as the Closing Date (as defined in the Commitment Letter) and demanding that the Commitment Parties fund in accordance with the Commitment Letter on such date.  The Commitment Parties, by letter of January 30, 2008, reiterated their previous invocation of the Market MAC Provision and  refused to fulfill their obligations under the Commitment Letter “at this time.”  Although all of the parties have acknowledged that the Commitment Parties’ obligation to fund under the Commitment Letter does not expire until February 29, 2008, the Commitment Parties have not altered their position with respect to the Market MAC Provision as of the date hereof.
63. The Commitment Parties’ own statements and conduct from October 2007 through January 2008 indicated their acknowledgment that there has been no adverse change in the loan syndication, financial, or capital markets and/or that any such change that could be asserted to have occurred was not one that could reasonably be said to have materially impaired their ability to syndicate the Senior Secured Facilities.  The Commitment Parties’ own statements and conduct belie their reliance on the Market MAC Provision as an excuse for nonperformance.
64. As explained in detail above, the current condition of the loan syndication market is widely accepted as a matter of fact to have commenced in the summer of 2007.  Ebbs and flows in the credit markets were foreseeable, and the Commitment Parties, as leaders in the loan syndication market, cannot in good faith assert the Market MAC Provision as an excuse to funding just two months after they permitted the Court to approve the Commitment Letter.  Moreover, any current market conditions to which the Commitment Parties might point as a basis for asserting that the Market MAC Provision is now applicable results in whole or substantial part from activities of one or more of the Commitment Parties.  The Market MAC Provision does not allow the Commitment Parties to treat their obligations under the Commitment Letter entered into in October 2007 as an “option,” the “upside” of which may not immediately be achievable.
65. As provided in the Commitment Letter, all of the conditions precedent to the Commitment Parties’ performance have been satisfied (with the exception of Bridge Facility documentation and other routine closing matters, which can be completed prior to February 6).  The Commitment Parties’ refusal to fund the Exit Financing in accordance with the terms of the Commitment Letter is a material breach of the Commitment Letter, which provides that a successful syndication is not a condition to funding.  The Commitment Parties’ January 30 letter evinces either a fundamental misunderstanding, or a deliberate misconstruction, of the Market MAC Provision and the parties’ rights thereunder.
66. Solutia seeks specific performance from the Bankruptcy Court ordering the Commitment Parties to provide the financing they committed to provide so as to allow Solutia to consummate the Plan and emerge from chapter 11.
FIRST CAUSE OF ACTION
(Breach of Contract and Specific Performance)
67. Solutia hereby repeats and realleges the allegations contained in paragraphs 1 through 66 above as if fully set forth herein.
68. Each of the Commitment Parties entered into the Commitment Letter and the Fee Letter.  The Commitment Letter is attached (without exhibits) as Exhibit A hereto.
69. Among other things, the Commitment Parties committed to provide funding in connection with the Exit Financing.
70. With the exception of Bridge Facility documentation and other routine closing matters that can be completed by February 6, all of the conditions precedent to the Commitment Parties’ commitments have been satisfied.  Moreover, any failure to satisfy such conditions would be the result of the Commitment Parties’ activities.
71. The Commitment Parties’ unexcused, unjustified, and unequivocal refusal to advance funding in accordance with their obligations under the Commitment Letter is a material breach of the Commitment Letter.
72. By purposefully taking actions that knowingly interfere with Solutia’s ability to emerge from chapter 11, the Commitment Parties are depriving Solutia of the full benefits under the Commitment Agreement.  In doing so, the Commitment Parties, in addition to breaching the express provisions of the Commitment Letter, breached the covenant of good faith and fair dealing implied in that agreement.
73. Solutia will be irreparably damaged if the Commitment Parties do not perform in accord with the Commitment Letter.  Solutia, its affiliated Debtors, and the multitude of parties in interest to its chapter 11 bankruptcy case will be left without exit financing that was relied upon by this Bankruptcy Court in its confirmation of the Plan, and which is necessary to give effect to that Plan and Solutia’s emergence from chapter 11.  Failure to consummate the Exit Financing and emerge from chapter 11 will further:

•
Jeopardize Solutia’s global settlement with Monsanto, which could ultimately require the unwinding of the allocation of significant legacy tort and environmental claims back to Monsanto, the resolution of expensive and time-consuming litigation (regarding legacy liabilities, priority disputes with noteholders, and threatened valuation fights) and an equity offering for prepetition common stockholders;

•	Threaten contemplated distributions to noteholders, unsecured creditors, and 20,000 retirees, who have been without meaningful distributions for years;

•	Jeopardize certain creditors’ commitments to backstop a $250 million creditor rights offering; and

•	Threaten to require Solutia to return funds deposited by investors.

74. Solutia has no adequate remedy at law.
SECOND CAUSE OF ACTION
(Fraudulent Inducement)
75. Solutia hereby repeats and realleges the allegations contained in paragraphs 1 through 74 above as if fully set forth herein.  This cause of action is asserted in the alternative to the First Cause of Action.
76. As set forth in detail above, the parties to the Exit Financing negotiated for, and agreed upon, a firm commitment, whereby the Commitment Parties did not have the option of refusing funding in the event of an unsuccessful syndication.  The Commitment Parties expressly requested a less demanding “best efforts” engagement at the outset of negotiations, which was rejected by Solutia.  Solutia agreed to pay a substantial premium to obtain the firm commitment.
77. In keeping with the Commitment Parties’ firm commitment, Citi represented that, if the Exit Financing was not fully syndicated, it would take the loans “on its books” along with a “club” of other lenders.  Citi further explained that it incorporated sufficient Flex Provisions in the financing package to ensure that it would be comfortable funding and holding the loans.
78. Citi made clear that the Market MAC Provision would not, and could not, vary the firm commitment incorporated in the Commitment Letter.  Citi explained that the provision was being included to comply with “bank policy,” and that it had never relied on such an “adverse change” provision to refuse funding for a loan.
79. The Commitment Parties knew that Solutia was relying on the firm commitment in executing the Commitment Letter, and corresponding fee and engagement letters, with the Commitment Parties.  The Commitment Parties knew that Solutia would not have engaged them to provide the Exit Financing in the absence of a firm commitment.
80. As demonstrated by the Commitment Parties’ conduct following execution of the Commitment Letter, including their refusal to fund the Exit Financing in accordance with Solutia’s proper demand, the Commitment Parties never intended to provide a firm commitment to Solutia.  Rather, from the outset, they viewed the Commitment Letter as an option that permitted them to attempt syndication on terms favorable to them.  In the event such syndication was not successful, the Commitment Parties fully intended, prior to executing the Commitment Letter, that they would use the Market MAC Provision – based on market conditions already existing as of the execution of the Commitment Letter – to avoid their obligation to fund the Exit Financing.
81. The Commitment Parties’ express statements that the Commitment Letter included a firm commitment that was not contingent upon successful syndication were material misrepresentations of fact that the Commitment Parties made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements.
82. Solutia was unaware of the falsity of the Commitment Parties’ statements and justifiably relied upon them, to its detriment, in executing the Commitment Letter and in pursuing the Exit Financing with the Commitment Parties.
83. Solutia’s damages resulting from the Commitment Parties’ conduct include, but are not limited to, the loss of funding for the Exit Financing.  As a result of the Commitment Parties’ fraudulent conduct, $250 million from the rights offering also has been jeopardized.  Additionally, the debtor-in-possession financing current in place is scheduled to terminate on March 31, 2008.  Because failure to fund the Exit Financing threatens the company’s emergence from chapter 11, it may be necessary for the company to arrange an alternative debtor-in-possession credit facility, potentially at significantly higher cost to the company.  Any provisions in the Commitment Letter limiting the extent or nature of damages do not limit the amount of an award to Solutia because the Commitment Letter is void as the result of the Commitment Parties’ fraud.
84. Because the Commitment Parties acted knowingly, intentionally, purposefully, maliciously, and without regard for the rights and interests of Solutia, its employees, its retirees, its creditors, and other parties in interest, Solutia is further entitled to punitive damages for the misconduct alleged herein.
THIRD CAUSE OF ACTION
(Equitable Estoppel)
85. Solutia hereby repeats and realleges the allegations contained in paragraphs 1 through 84 above as if fully set forth herein.  This cause of action is asserted in the alternative to the First Cause of Action.
86. As set forth above, the Commitment Parties repeatedly represented to Solutia that they would fund the Exit Financing and take the loans on their own books if they could not be fully syndicated.  The Commitment Parties made it patently clear that the firm commitment in the Commitment Letter was just that – a commitment that they would fund the Exit Financing, regardless whether they syndicated the loans to other lenders.  The Commitment Parties made these representations to Solutia, starting even before the Commitment Letter was executed, and to various market participants throughout the course of the road show.
87. The Commitment Parties bolstered their statements that they would take the loans “on their own books” by attending the bankruptcy court hearings to confirm the Commitment Letter and the plan, and never once suggesting that there would be any issue with funding of the Exit Facility.  In so doing, the Commitment Parties were confirming to this Court their representation to Solutia that the loans would be funded notwithstanding the troubled state of the markets, and the absence of any indication that the markets would improve, at the time of those hearings.
88. The Commitment Parties intended, or reasonably should have expected, that Solutia would rely upon their representations.
89. Solutia did rely upon the Commitment Parties’ representations, to its detriment, by foregoing the opportunity to seek alternative financing and by pursuing a plan contingent on the Exit Financing.  Had Solutia known that, contrary to their representations, the Commitment Parties would not fund absent syndication of the Exit Financing, Solutia would have pursued alternative sources of funds and potentially taken other de-leveraging actions to ensure its prompt emergence from bankruptcy.  Solutia did not and could not know that the Commitment Parties’ representations regarding their intention to fund the Exit Financing were false and misleading.
90. As a direct and proximate result of the Commitment Parties’ failure to give effect to their own representations regarding funding, Solutia has been injured.  In the event that the Court finds that Market MAC Provision can apply under the circumstance presented here, equity and good conscience require that the Commitment Parties should be estopped from relying on that provision as an excuse for failing to provide the funding that they repeatedly and expressly represented they would provide.
PRAYER FOR RELIEF
WHEREFORE, Solutia respectfully requests that this Bankruptcy Court enter judgment in its favor and grant the following relief:

a) judgment ordering the Commitment Parties to close on the Exit Financing in accordance with the terms of the Commitment Letter;

b) in the alternative, judgment directing the Commitment Parties to pay compensatory and punitive damages in an amount to be determined at trial, but in no event less than $2,250,000,000;

c) judgment awarding Solutia costs and attorney’s fees; and

d) any other further relief the Court deems just and appropriate.

Dated: New York, New York February 6, 2008	QUINN EMANUEL URQUHART OLIVER & HEDGES, LLP
	By:	/s/ Richard I. Werder, Jr.
Richard I. Werder, Jr. Michael B. Carlinsky Susheel Kirpalani Robert S. Loigman
51 Madison Avenue, 22nd Floor New York, New York 10010-1601 (212) 849-7000
Proposed Special Counsel for the Debtors and Debtors in Possession